Exhibit 4.2

EXECUTION VERSION

LETTER LOAN AGREEMENT

February 7, 2020.

TIM S.A.

Rua Fonseca Teles, 18-30

Rio de Janeiro – RJ, 20940-200

Attention: Bruno de Abreu e Lima Bordin

Re:      Senior Term Loan Facility

Ladies and Gentlemen:

BANK OF AMERICA, N.A. (the “Bank”) is pleased to make available to TIM S.A., a corporation duly constituted and domiciled in the Federative Republic of Brazil and enrolled with the CNPJ under number 02.421.421/0001-11 with domicile at Rua Fonseca Teles 18-30, Rio de Janeiro – RJ, 20940-200 (the “Borrower”), a term loan facility on the terms and subject to the conditions set forth below.

1.         Certain Definitions.  As used herein, the following terms shall have the corresponding meanings.

“Agreement” means this Agreement.

“Anti-Terrorism Laws” means the regulations administered by OFAC, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the PATRIOT Act and any similar law or regulation enacted in the United States, or any similar regulation or sanction enacted, administered or enforced by the United Nations Security Council, any institution of the European Union, Her Majesty’s Treasure or any government authority, including (without limitation) regulations or sanctions relating to restrictive measures against Iran.

“Banking Day” means any day on which commercial banks are not authorized or required to close in New York City or Sao Paulo and which is also a day on which dealings in Euro deposits are carried out in the London interbank market.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: means 31 C.F.R. § 1010.230.

“Borrower’s Economic Group” means TIM Participações S.A. and TIM S.A..

“Brazil” shall mean the Federative Republic of Brazil.

“Brazilian Note” means the promissory note of the Borrower payable to the Bank governed by Brazilian Law, in the form of Exhibit A hereto.

“Change of Control” means at any moment Telecom Italia S.p.A. ceases to be, in relation to the Borrower, the holder, directly or indirectly, of at least (i) 50% plus one of the shares representative of the voting capital stock of the Borrower; or (ii) portion of the capital stock of the Borrower assuring it to have the rights to elect the board of directors of the Borrower or manage and guide the operations and corporate activities of the Borrower unless the new direct or indirect controlling shareholder(s) are(a) company(ies) with a minimum rating equivalent to or better than a rating classification by Moody’s of Bal or by S&P of BB+.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means €89,473,684.21.

“Comparable Indebtedness” means (i) any Indebtedness incurred by the Borrower, or with respect to which the Borrower is an obligor, which has a maturity date equal to or shorter than 18 months and/or (ii) any Indebtedness incurred by the Borrower, or with respect to which the Borrower is an obligor, that has a principal amount lower than the Commitment; provided that the following transactions shall not be considered “Indebtedness” for purposes of this definition: (a) any local or foreign long term capital market transactions and (b) any subsidized loans owed by the Borrower to any local or foreign development bank.

“Connection Taxes” means Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Default Rate” means, in respect of any amount not paid when due, a rate per annum during the period commencing on the due date until such amount is paid in full equal to a fixed rate of 1.00% per annum above the Fixed Interest Rate.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Person” means a person: (a) listed in the annex to, or otherwise subject to the provisions of, the regulations administered by OFAC; (b) named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; (c) publicly designated by the U.S. Secretary of the Treasury to be owned or controlled by, or acting for or on behalf of, any person referred to in clause (a) or (b) above, or otherwise determined by the U.S. Secretary of State to be subject to the terms of the regulations administered by OFAC; (d) or entity publicly designated by the U.S. Secretary of State to have committed, or to pose a significant risk of committing, acts of “terrorism” as defined in the regulations administered by OFAC that threaten the security of U.S. nationals or the national security, foreign policy, or economy of the United States; or (e) which otherwise is, by public designation of the United Nations Security Council or U.S. or E.U. government authority, the subject of any Sanction.

“Drawdown Date” means February 18, 2020, the day on which the Bank makes the Loan to the Borrower.

“EBITDA” means net income plus amortization and depreciation (excluding any amortization and/or depreciation of right-of-use assets with respect to operating leases required under IFRS16), interest expense (excluding any interest component attributed to fixed rent on operating leases required under IFRS16) and received results of equity investments, results of non-operational income, income Tax and social contribution.

“Euros” and “€” shall mean the lawful currency of the member states of the European Monetary Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended from time to time.

“Event of Default” shall have the meaning set forth in Section 10 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or required to be withheld or deducted from a payment to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or, its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are other Connection Taxes, and (b) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Export-Control Laws” means with respect to the Borrower, (i) any laws, statutes, decrees, regulations or ordinances of Brazil which regulates the export of goods (whether directly or indirectly) to or for the rendering of services in a certain country or countries and (ii) the U.S. Export Administration Regulations.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulation s or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Fixed Interest Rate” shall mean 0.2790% per annum.

“Governmental Authority” means the government of the United States or Brazil or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indebtedness” means, with respect to any Person, any amount payable by such Person pursuant to an agreement or instrument involving or evidencing money borrowed or received, the advance of credit, debt capital markets transactions (including bonds and debentures), derivative transactions (including any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices), a lease, a conditional sale or a transfer with recourse or with an obligation to repurchase, pursuant to a lease with substantially the same economic effect as any such agreement or instrument, or any such agreement, instrument or arrangement secured by any lien or other encumbrance upon any property owned by such Person, even though such Person has not assumed or become liable for the payment of any money under such agreement, instrument or arrangement, to which such Person is a party as debtor, borrower or guarantor.

“Interest Period” for the Loan means each of the following interest payment dates: May 18, 2020; August 18, 2020; November 18, 2020; February 18, 2021; May 18, 2021 and August 18, 2021, provided that:

(x)       any Interest Period that would otherwise end on a day that is not a Banking Day shall be extended to the next succeeding Banking Day unless such Banking Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Banking Day; and

(y)       any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the calendar month at the end of such Interest Period.

“Loan” shall have the meaning set forth in Section 2.

“Loan Documents” means this Agreement, the Brazilian Note and any other agreement, instrument or document executed or delivered in connection herewith or therewith.

“Maturity Date” means August 18, 2021.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document but excluding any such Taxes that are Connection Taxes imposed with respect to an assignment by the Bank.

“PATRIOT Act” means Title III of Pub.L. 107-56 signed into law on October 26, 2001.

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization or government, or any political subdivision, department or agency of any government.

“Regulatory Change” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Sanction” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council or the European Union.

“Subsidiary” means, with respect to the Borrower, at any time, any entity of which more than fifty percent (50%) of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) of such entity is at the time beneficially owned or controlled directly or indirectly by the Borrower.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including back-up withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Net Debt” means the sum of (a) all financial debt, including loans, advances on foreign exchange contracts, exchange acceptances, derivative contracts of every order, including options, futures and forwards, and finance leases (but excluding, for the avoidance of doubt, operating leases as required under IFRS16); all obligations arising from the issuance of debt securities (whether issued domestically or abroad), including debentures, bonds, promissory notes or other securities representing debt minus (b) free and unencumbered cash position which includes marketable securities, cash and cash equivalents.

2.         The Loan.

(a)       The Bank agrees, on the terms and conditions of this Agreement, to make one loan (the “Loan”) to the Borrower on the Drawdown Date in an aggregate principal amount up to but not exceeding the aggregate amount of the Commitment.

(b)       The Borrower may borrow the Loan by giving the Bank notice by 11:00 a.m., New York City time in a form reasonably requested by the Bank (the “Notice of Borrowing”), at least three Banking Days prior to Drawdown Date.  Upon receipt of the Notice of Borrowing, the Bank shall disburse the Loan in Euros into the account designated by the Borrower in such Notice of Borrowing.

(c)       Amounts that are prepaid or repaid may not be reborrowed.

(d)       The Borrower promises to pay interest on the unpaid balance of the Loan from and including the date of the Loan but excluding the date such Loan is due at a rate per annum equal to the Fixed Interest Rate, subject to the provisions of Section 3(c) hereof.  Accrued interest shall be payable on each Interest Period and the Maturity Date, provided that (a) interest payable at the Default Rate (as defined below) pursuant to Section 3(c) hereof shall be payable upon demand and (b) if the time for any payment is extended by operation of law or otherwise, interest shall continue to accrue for such extended period.

(e)       All payments hereunder shall be made in Euros and in immediately available funds, without deduction, set-off or counterclaim.  The Bank shall maintain on its books records setting forth the amounts of principal, interest and other sums paid or payable by the Borrower from time to time hereunder.  In the event of any dispute, action or proceeding relating to this Agreement, such records shall be conclusive in the absence of manifest error.

3.         Payments; Prepayments; Fees.

(a)       Place and Time of Payment.  All payments of principal of and interest and all other amounts payable hereunder shall be made by deposit to Bank of America N.A., Frankfurt, Germany; Swift Code: BOFADEFX; Reference: REF.: LOAN #; IBAN No. DE85500109000018681013; In favor of Bank of America Merrill Lynch Banco Múltiplo S.A.; Swift code: MLBOBRSP, not later than 12:00 p.m. (New York time) on the dates due, or to such other account as the Bank may designate in writing to the Borrower.

(b)       Payments to be made on Banking Days.  Whenever any payment hereunder shall be stated to be due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day (unless such next succeeding Banking Day would fall in the succeeding calendar month, in which case such payment shall be made on the next preceding Banking Day), and any such extension or reduction of time shall in such case be reflected in the computation of payment of interest.

(c)       Interest on Overdue Principal and Other Amounts.  In the event that any principal hereof, any interest hereon or any other amount payable by the Borrower hereunder is not paid when due (by reason of demand or otherwise) in accordance with the terms of this Agreement, the Borrower will pay, to the extent permitted by applicable law, interest on such past-due amount from the date such amount becomes due until the date the same is paid in full, at a rate per annum equal to the Default Rate in effect from time to time.

(d)       Voluntary Prepayments.  The Borrower may, upon three Banking Days’ notice to the Bank, prepay the Loan on any Banking Day; provided, however, that (x) the minimum amount of any such prepayment shall be €5,000,000.00 or any larger multiple thereof and (y) such prepayment is made together with accrued interest and any break-funding amounts due pursuant to Section 5(c).

(e)       Repayment.  The Borrower promises to pay the outstanding principal amounts of the Loan, together with all accrued interest thereon, in full on the Maturity Date.

4.         Interest.  All computations of interest hereon shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which interest is payable.

5.         Additional Costs, Etc.; Illegality; Break-Funding Amounts

(a)       If any Regulatory Change shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Bank, (iii) subject the Bank to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (iii) impose on the Bank or the London interbank market any other condition, cost or expense affecting this Agreement or the Loan; and the result of any of the foregoing shall be to increase the cost to such Bank of making or maintaining the Loan, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) or (iv) reduce the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, if any, as a consequence of this Agreement, the Commitment or the Loan, to a level below that which the Bank or the Bank’s holding company could have achieved but for such Regulatory Change (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy) then, upon request of the Bank, the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered; provided that (A) before the Bank makes such request, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office (lending branch) if such designation would (i) avoid the need of the Bank for making such request for compensation, (ii) allow the Bank to make and maintain the Loan hereunder and (iii) not, in the reasonable judgment of the Bank, be materially disadvantageous (economically or otherwise) to the Bank and (B) if the Bank makes such request to the Borrower, the Bank will provide to the Borrower, together with such written demand, information in connection to the circumstances giving rise to, and the amount of, such compensation and, where practicable, the details of the calculation of the amount of such compensation, which shall be conclusive absent manifest error.  If any event or additional cost occurs the Borrower will be able to prepay the Loan (excluding any break-funding amounts pursuant under Section 5(c)) within 60 days from the written notice of the Bank.

(b)       Notwithstanding any other provision of this Agreement, if any Regulatory Change shall make it (or be asserted by it to be) unlawful for the Bank to honor its obligation to make or maintain its Loan hereunder (and, in the opinion of the Bank, the designation of a different applicable Bank office would either not avoid such unlawfulness or would be disadvantageous to the Bank), then the Bank shall promptly notify the Borrower, following which notice: (i) the Bank’s commitment (if still available) shall be suspended until such time as the Bank may again make and maintain its Loans or (ii) if such applicable law shall so mandate, the Bank’s Loans shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable to the Bank by the Borrower under the Loan Documents (excluding any break- funding amounts under Section 5(c)), on or before such date as shall be mandated by such applicable law; provided that if it is lawful for the Bank to maintain its Loan until the Maturity Date (and not otherwise deemed undesirable by the Bank in its sole discretion), then such payment shall be made on the Maturity Date.  Any such funds so prepaid may not be reborrowed.

(c)       The Borrower shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any reasonably documented loss, cost or expense which the Bank determines is attributable to any prepayment of any Loan, provided that the Bank previously delivers to the Borrower information in reasonable detail relating to such cost or expense.

(d)       The Borrower shall pay the Bank any amounts due under this Section 5 within 10 days following demand therefor.  The agreements in this Section 5 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all of the Obligations of the Borrower under the Loan Documents.

6.         Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall (A) be entitled to make such deduction or withholding, (B) shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower to the Bank shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 6 the Bank receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)       Without limiting the provisions of Section 6(a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Bank timely reimburse it for the payment of, any Other Taxes.

(c)       The Borrower shall, and does hereby, indemnify the Bank, and shall make payment in respect thereof within 10 day s after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 6 payable or paid by the Bank or required to be withheld or deducted from a payment to the Bank, and any penalties, interest and expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.

(d)       After any payment of any Taxes (including any Other Taxes) by the Borrower to a Governmental Authority as provided in this Section 6, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to the Bank.

7.         Conditions Precedent to the Loan.

In addition to having received a Notice of Borrowing as set forth in Section 2(b) hereto, the obligation of the Bank to make the Loan hereunder is subject to the condition precedent that all of the following conditions shall have been fulfilled to the satisfaction of the Bank and its counsel on or before the Drawdown Date:

(a)       Corporate Documents.  The Bank shall have received certified copies of the charter and by-laws (or equivalent documents) of the Borrower and of all corporate authority for the Borrower (including, without limitation, board of director resolutions, powers of attorney and evidence of the incumbency of officers) with respect to the execution, delivery and performance of this Agreement and each other document to be delivered by the Borrower in connection herewith.

(b)       Documents Supporting the Loan.  The Bank shall have received this Agreement and the Brazilian Note duly executed by the Borrower.

(c)       Process Agent Acceptance.  The Borrower irrevocably appoints Telecom Italia Sparkle of North America, Inc. as its agent of process.  The Bank shall have received an executed letter, in form and substance satisfactory to the Bank, from Telecom Italia Sparkle of North America, Inc. acceptable to the Bank, acknowledging such agent’s acceptance of its appointment as agent for service of process with respect to the Borrower for a period of time ending no earlier than the date six months after the Maturity Date and that all of the fees payable to such process agent, if any, shall have been paid in full.

(d)       No Material Adverse Change.  Since September 30, 2019, there shall not have occurred any event which has had or could reasonably be expected to have a material adverse change in the business, economic or financial condition of the Borrower.

(e)       No Event of Default; Accuracy of Representations and Warranties.  On the date of this Agreement, (x) no Event of Default or event that with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing; and (y) the representations and warranties made by the Borrower in Section 8 hereof shall be true and correct on and as of the Drawdown Date.

(f)       Government Approvals.  The Bank shall have received the Financial Transaction Registration (ROF) issued by the Central Bank of Brazil.

(g)       KYC and AML Documentation.  Upon the reasonable request of the Bank, the Borrower shall have provided to the Bank, and the Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act.

(h)       Beneficial Ownership Certification.  If qualified as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to the Bank a Beneficial Ownership Certification in relation to the Borrower.

(i)        Incumbency and Closing Certificates.  The Bank shall have received (i) an incumbency certificate in form acceptable to the Bank evidencing the identity, authority and capacity of each officer of the Borrower authorized to act on behalf of the Borrower in connection with this Agreement and each other document to be delivered by the Borrower in connection herewith and (ii) a certificate in form acceptable to the Bank signed by a legal representative of the Borrower (A) confirming (1) that no Default or Event of Default shall have occurred and be continuing and (2) the accuracy of all representations and warranties, (B) certifying that (1) this Agreement constitutes a direct, unconditional unsecured obligation of the Borrower and (2) the Loan under this Agreement, when made, will constitute a direct, unconditional unsecured obligation of the Borrower, ranking in priority of payment at least pari passu with all other senior unsecured debt of the Borrower, and (C) accompanied by true, correct and complete notarial certified copies of organizational documents and all corporate authority (including, without limitation, resolutions and powers of attorney) of the Borrower, and its legal representatives with respect to the execution, delivery and performance of this Agreement and each other document to be delivered by the Borrower in connection herewith.

(j)        Legal Opinion.  The Bank shall have received favorable opinion s of counsel to the Borrower (which shall cover, among other things, due authorization, execution and delivery, legality, validity, binding effect and enforceability of this Agreement and the Loan Documents, choice of law, submission to jurisdiction, and such other matters as the Bank may reasonably request).

(j)        Other Documents.  The Bank shall have received such other documents as the Bank or its counsel may reasonably request.

The delivery of the Notice of Borrowing by the Borrower shall be deemed a representation and warranty by the Borrower that all of the conditions referred to above have been met.

8.         Representations and Warranties.  The Borrower represents and warrants to the Bank as follows:

(a)       Incorporation and Existence.  The Borrower is a company duly organized and validly existing under the laws of Brazil and has the power and authority to execute and deliver this Agreement and each other document to be delivered by the Borrower in connection herewith, to incur the obligations to be incurred by it hereunder and to perform and observe the provisions hereof.

(b)       Corporate Power and Authority.  The Borrower has taken all necessary action to authorize the execution and delivery of this Agreement and all other documents to be executed and delivered by it in connection herewith and the performance of its obligations hereunder.

(c)       Legally Enforceable Agreement.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d)       Governmental Authorizations.  All governmental authorizations, including, without limitation, Financial Transaction Registration (ROF) issued by the Central Bank of Brazil, and actions of any kind necessary for the due execution, delivery and performance of this Agreement by the Borrower or required for the validity or enforceability against the Borrower of this Agreement, have been obtained or performed and are valid and subsisting in full force and effect.

(e)       Consent and Approvals.  No consent or approval of, or notice to, any creditor of the Borrower is required by the terms of any agreement or instrument evidencing any Indebtedness of the Borrower for the execution or delivery of, or the performance of the obligations of the Borrower under, this Agreement, and such execution, delivery and performance will not result in any breach or violation of, or constitute a default under, the charter or by-laws of the Borrower or any agreement, instrument, judgment, order, statute, rule or regulation applicable to the Borrower or to any of its property.

(f)       Pari Passu Status.  The payment obligations of the Borrower under this Agreement rank at least pari passu with all of its other senior unsecured Indebtedness, whether now existing or hereafter outstanding, except for obligations accorded preference by mandatory provisions of law.

(g)       Absence of Litigation.  There are no actions, proceedings (judicial or administrative) or claims pending or, to the knowledge of the Borrower, threatened, the adverse determination of which could reasonably be expected to have a material adverse effect on the financial condition of the Borrower or impair its ability to perform its obligations under, or affect the validity or enforceability of, this Agreement.

(h)       IBF Language.  The Borrower, an entity located outside the United States of America, understands that it is the policy of the Board of Governors of the Federal Reserve System of the United States that extensions of credit by international banking facilities, such as the Loan hereunder, may be used only to finance the non-U.S. operations of the Borrower or the Borrower’s affiliates locate d outside the United States.

(i)        Waiver of Sovereign Immunity; Commercial Activity.  Neither the Borrower nor its property has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction, attachment (before or after judgment) or execution in respect or any action or proceeding relating in any way to this Agreement that may be brought in the courts of Brazil or New York and the Borrower hereby irrevocably waives any right to immunity.  The execution, delivery and performance of this Agreement by the Borrower constitute commercial transactions.

(j)        Use of Proceeds.  The proceeds of the Loan shall be used for working capital purposes and only to finance the non-U.S. operations of the Borrower or the Borrower’s affiliates located outside the United States.  The Borrower will not use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(k)       Absence of Event Default.  No Event of Default exists or has occurred and is continuing and no Event of Default will occur as a result of the execution of this Agreement and disbursement of the Loan.

(l)        No Violation of Laws.  The execution, delivery and performance by the Borrower of this Agreement does not and will not violate any provision of any law, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower.

(m)      Compliance with Laws.  The Borrower is in compliance in all material respects with all laws applicable to it.

(n)       Margin Stock.  The Borrower will not use the proceeds of borrowings made hereunder, directly or indirectly, or immediately, incidentally or ultimately, for the purpose of purchasing or carrying any securities listed in a public exchange market or to extend credit to others for the purpose of purchasing or carrying equity securities or to refinance or refund indebtedness originally incurred for such purpose.

(o)       Operating Company.  The Borrower is an operating company and not a holding company.  The Borrower is not or does not hold itself out as being engaged primarily, or proposing to engage primarily, in the business of investing, reinvesting, or trading in securities.  The Borrower is not engaged or proposing to engage in the business of investing, reinvesting, owning, holding, or trading in securities nor does it own or propose to acquire investment securities having a value exceeding 40% of the value of such Borrower’s total assets (exclusive of government securities and cash items) on an unconsolidated basis.

(p)       Form of Documents.  This Agreement and the Brazilian Note attached hereto as Exhibit A are in proper legal form under the laws of Brazil for the enforcement thereof against the Borrower, under such laws.  Under the laws of Brazil, (A) the choice of the laws of the State of New York as set forth in this Agreement is a valid choice of law, and (B) the irrevocable submission to jurisdiction and consent to service of process and appointment of an agent for service of process by the Borrower, in each case, as set forth herein is legal, valid, binding and effective.

(q)       Anti-Terrorism.  Neither the Borrower, nor any of its directors, officers, employees, affiliates, legal representatives, brokers or other agents:

(i)       is in violation of any Anti-Terrorism Law or Export-Control Law;

(ii)      is a Designated Person;

(iii)     deals in any property or interest in property blocked pursuant to any Anti-Terrorism Law or Export-Control Law; or

(iv)     is located, incorporated or ordinarily resident in a Designated Jurisdiction.

Anything to the contrary in this Section 8(q) notwithstanding, the Borrower and the Bank agree that the Borrower’s existing international roaming agreements entered into with companies located in Iran, Sudan and Cuba shall not be deemed to constitute a violation of any Anti-Terrorism Law or any Export-Control Law, but only to the extent that (x) each such agreement was entered into on arms’-length terms and conditions, (y) each such agreement was entered into by the Borrower in the ordinary course of its business, and (z) the Borrower did not and does not breach or evade any Anti-Terrorism Law or any Export-Control Law.

(r)       Anti-Corruption Laws.  The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(s)       Beneficial Ownership Certification.  The information included m the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

9.         Covenants.  From the date hereof, the Borrower covenants as follows:

(a)       Lines of Business.  The Borrower will at all times continue to engage in the same or similar lines of business engaged in by the Borrower on the date hereof, and will not (i) engage to any substantial extent in any line or lines of business activity other than such current lines of business, or (ii) change its main corporate purpose (objeto social).

(b)       Limitation on Fundamental Changes.  The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or in a series of transactions, its property, or create, assume or suffer or permit to exist any sale-lease back transactions except:

I.          in the ordinary course of its business;

II.         of obsolete or unused assets;

III.       within the Borrower’s Economic Group in arm’s length transaction; or

IV.       any other disposal for an aggregate consideration not exceeding 30% of Borrower’s total assets (as stated in its most recent annual or quarterly financial statements disclosed).

(c)       Financial Information.  The Borrower shall deliver, upon written request, to the Bank (i) within 120 days following the end of each fiscal year of the Borrower, its annual audited financial statements; and (ii) within 120 days following the end of each fiscal year of TIM Participações S.A., the annual audited consolidated financial statements of TIM Participações S.A.; (iii) within 60 days following the end of each fiscal quarter of TIM Participações S.A., the quarterly audited consolidated financial statements of TIM Participações S.A.; all in accordance with Brazilian GAAP or IFRS standards.

(d)       Corporate Existence, Approvals.  The Borrower shall maintain and keep in full force and effect its legal and corporate existence, rights (including without limitation all real and intellectual property rights), privileges, licenses, franchises and all approvals and consents required by third parties and/or any governmental authority for the incurrence of the Loan and conduct of its business, as applicable.

(e)       Compliance.  The Borrower will do or cause to be done all things from time to time necessary to comply and, as applicable, cause each of its Subsidiaries to comply in all material respects with all applicable laws, rules, orders and regulations.

(f)       Notice of Event of Default.  The Borrower will notify the Bank in writing as soon as it becomes aware of the occurrence of any event that results or may result in the nonperformance or default by the Borrower of any obligation under this Agreement.

(g)       Insurance.  The Borrower will maintain its property duly insured with reputable insurance companies or association s in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in Brazil.

(h)       Transactions with Affiliates.  The Borrower will not enter, directly or indirectly, into any transaction with an affiliate, except (A) in the ordinary course of and pursuant to the reasonable requirements of its business and upon commercially reasonable terms that are no less favorable to it than those which might be obtained in a comparable arm’s-length transaction at the time from a Person which is not such an affiliate, and (B) for intercompany loans which, in the aggregate, do not and will not result in the Borrower being in a materially weaker economic and financial condition.  For purposes hereof, “materially weaker economic and financial condition” means the ratio of Total Net Debt to EBITDA of the Borrower exceeding 3.5x, based on its most recent financial statements.

(i)        Additional Information and Documents.  The Borrower will deliver to the Bank such other information and/or documentation respecting the Borrower or the Borrower’s business properties or the condition or operations, financial or otherwise, of the Borrower, as the Bank may from time to time reasonably request.

(j)        Ranking.  The Borrower will take any and all actions necessary such that its payment obligations hereunder as of the date hereof shall rank at least pari passu in all respects with all other senior unsecured Indebtedness of the Borrower, whether now existing or hereafter outstanding,

(k)       Mergers Etc.  With the exception of any incorporation, merger, consolidation, division, transfer or reorganization occurring among companies within the Borrower’s Economic Group, the Borrower will not be incorporated, or merge or transfer all or substantially all its assets to another entity or as another entity if, by the time of such incorporation, merger, consolidation, division, transfer or reorganization, the resulting entity, survivor or transferee, after such action, (1) does not assume all the obligations stipulated in this Agreement or any other document in connection herewith in which it is a party or to which its predecessor has been a party, by order of law or by means of an agreement reasonably satisfactory to the Bank; and/or (2) has a materially weaker economic and financial condition than the Borrower, as appropriate and if applicable, prior to such merger, consolidation, division, transfer or reorganization.  For purposes of item (2) of this Section, “materially weaker economic and financial condition” means the resulting entity, survivor or transferee presents a ratio of the Total Net Debt to EBITDA exceeding 3.5x, based on its pro-forma consolidated financial statements.

(l)        Dividends.  The Borrower will not distribute or pay dividends, interest on own capital or any other profit participation established in contract or in corporate documentation, above the minimum amount determined by law or in corporate documentation in effect on any such date unless at the time of such distribution or payment there shall not exist, and shall not thereby arise or result from such distribution or payment, any Event of Default or other event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

(m)      Capital Expenditures, Investments, Loans and Advances.  In case of any Event of Default or event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default the Borrower will not, and will not permit any subsidiary to, make any capital expenditure, investment, loan or advance other than in the ordinary course of business consistent with past practices in relation to its existing business.

(n)       Anti-Terrorism/Sanctions Covenants.

(i)       The Borrower shall not engage in any transaction that violates any of the applicable prohibitions set forth in any Anti-Terrorism Law or Export-Control Law.

(ii)      (i) none of the funds or assets of the Borrower that are used to repay the Loan shall constitute property of, or shall be beneficially owned directly or indirectly by, any Designated Person and (ii) no Designated Person shall have any direct or indirect interest in the Borrower that would constitute a violation of any Anti-Terrorism Laws or Export-Control Laws.

(iii)     The Borrower shall not fund all or part of any payment under this Agreement out of proceeds derived from transactions that violate the applicable prohibitions set forth in any Anti-Terrorism Law or Export-Control Law.

(iv)     The Borrower shall not, directly or indirectly, use the proceeds of the Loan to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person to fund activities of or business with any Designated Person or any person or business located in a Designated Jurisdiction.

(v)       No U.S. Subsidiary or any officer, director, employee or agent of the Borrower that is a U.S. citizen, shall participate in or facilitate transactions or business planning involving any Designated Person or any Designated Jurisdiction.

Anything to the contrary in this Section 9(n) notwithstanding, the Borrower and the Bank agree that the Borrower’s existing international roaming agreements entered into with companies located in Iran, Sudan and Cuba shall not be deemed to constitute a breach of any Anti-Terrorism Law or any Export-Control Law, but only to the extent that (x) each such agreement was entered into on arms’-length terms and conditions, (y) each such agreement was entered into by the Borrower in the ordinary course of its business, and (z) the Borrower did not and does not breach or evade any Anti-Terrorism Law or any Export-Control Law.

(o)       Process Agent Acceptance.  The Borrower shall appoint an agent of process located in New York and acceptable to the Bank.  If Telecom Italia Sparkle of North America, Inc., for any reason, ceases to act as its agent of process, the Bank shall receive an executed letter, in form and substance satisfactory to the Bank, acknowledging a replacement agent’s acceptance of its appointment as agent for service of process with respect to the Borrower for a period of time ending no earlier than the date six months after the Maturity Date and confirming that all of the fees payable to such process agent, if any, have been paid in full.  The appointment shall take place within 3 Business Days after Italia Sparkle of North America, Inc. ceases to act as its an agent of process.

(p)       Most Favored Nation.  If any Comparable Indebtedness incurred by the Borrower after the date hereof (including, but not limited to Comparable Indebtedness incurred by the Borrower, or with respect to which the Borrower is an obligor) has the benefit of any financial covenants (understood as the obligation to maintain certain financial ratios), then this Agreement shall be deemed to be automatically without further act by any party amended, modified or supplemented to the extent necessary to incorporate such more favorable provision or provisions for the benefit of the Bank, as appropriate in the discretion of the Bank, and if requested by the Bank, the Borrower will take all such acts and do all such things as required by the Bank to effectuate any such amendment, modification or supplement.

(q)       Beneficial Ownership Information.  Promptly following any request therefor, the Borrower shall provide information and documentation reasonably requested by the Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

10.       Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)       The Borrower fails to pay any principal, interest or any portion thereof within two (2) Business Days from the date such amount becomes due and payable (whether at stated maturity or otherwise), provided that such two (2) Business Days cure period does not affect the Borrower’s obligation to pay overdue interest on any interest or other amount in accordance with Section 3(c) – Interest on Overdue Principal and Other Amounts hereof; or

(b)       The Borrower fails to perform or observe any covenant or agreement contained in Section 5(c) or Section 9 hereof or any representation or warranty of the Borrower in this Agreement or in any Loan Document proves to have been incorrect, incomplete or misleading in any material respect at the time it was made or repeated or deemed to have been made or repeated; or

(c)       The Borrower fails to perform or observe any other covenant or agreement (not specified in Section 10(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for more than 30 days; or

(d)       The Borrower shall (i) be in default, event of default or other similar condition or event (however described) under one or more agreements or instruments in respect of any Indebtedness entered into between the Borrower and the Bank or its affiliates; or (ii) be in default, event of default or other similar condition or event (however described) under one or more instruments or agreements in respect of any Indebtedness entered into between the Borrower and any party, other than the Bank or its affiliates, which default, event of default, other condition or event causes, involves or may cause or involve, in accordance with the provisions of such agreements or instruments, the early maturity or acceleration of Indebtedness in an aggregate amount exceeding US$100,000,000.00 (one hundred million United States dollars) (or its equivalent in other currencies); or

(e)       The Borrower (i) is dissolved, (ii) commences a voluntary case in bankruptcy or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy, debt rehabilitation or reorganization proceeding, law or (iii) consents by answer or otherwise to the commencement against it of an involuntary case in bankruptcy or any other such action or proceeding, or a proceeding is commenced in an involuntary case in bankruptcy in respect of the Borrower or any material Subsidiary or any property of the Borrower or any such material Subsidiary; or

(f)       One or more final non-appealable, judgments or orders against the Borrower or any of its material Subsidiaries is entered for the payment of money in an aggregate amount (as to all such judgments) exceeding US$100,000,000.00 (one hundred million United States dollars) (or its equivalent in other currencies) and such judgment or order remains unsatisfied without procurement of a stay of execution within 10 calendar days after the date of entry of judgment; or

(g)       A moratorium is enacted by Brazil or the central bank or any agency or political subdivision of Brazil affecting the Borrower’s right and obligation to effect payment under this Agreement or otherwise to perform its obligations hereunder; or

(h)       The Borrower suffers protest of bills (Protesto) in an individual or aggregate amount exceeding US$100,000,000.00 (one hundred million United States dollars) (or its equivalent in other currencies), and such protest(s) is(are) not cancelled within 15 (fifteen) Sao Paulo business days; or

(i)        This Agreement shall, at any time and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower, or the Borrower shall deny that it has any or further liability or obligation hereunder or thereunder; or

(j)        A Change of Control occurs;

THEN, in any such case, if the Bank shall elect by notice to the Borrower, the unpaid principal amount of this Agreement, together with accrued interest, shall become forthwith due and payable; provided that in the case of an Event of Default under clause (d) above, the unpaid principal amount of this Agreement, together with accrued interest, shall immediately become due and payable without any notice or other action by the Bank.

11.       Notices.  All notices, requests, demands or communications hereunder shall be m writing and shall be given to or made upon the respective parties hereto at the following addresses:

If to the Borrower:

TIM S.A

Av. João Cabral de Melo Neto 850

7° andar, Bloco 1

Rio de Janeiro – RJ, 2277 5-057, Brasil

Attn.: Bruno de Abreu e Lima Bordin / Glaucia Crahim Ferreira (Gerência de Tesouraria)

Telefone: +55 (21) 4109-3101

Email: babordin@timbrasil.com.br /
gcrahim@timbrasil.com.br

If to the Bank: Bank of America, N.A. 50 Rockefeller Plaza New York NY 10020 -1605 – EUA Attn.: Portia Poindexter Telefone: + 1.646-855-0870 Email: portia.poindexter@bofa.com

With a copy to:

BANK OF AMERICA MERRILL LYNCH BANCO MÚLTIPLO S.A.

Avenida Brigadeiro Faria Lima, n° 3400, 18° andar

São Paulo, SP – 04538-132 – Brasil

Att.: Arthur Roberto Penna

Telefone: + 55 (11) 2 188 4548

Email: arthur.penna@bofa.com

c/c: Departamento Júridico

Attn.: Daniel Fazzolari / Fernanda Iacia

Telefone: + 55 (11) 2188-4405 / + 55 (11) 2188-4134

Email:  daniel.fazzolari@bofa.com

fernanda.iacia@bofa.com

12.       Miscellaneous.

(a)       The Borrower waives presentment, notice of dishonor, protest and any other formality with respect to this Agreement.

(b)       This Agreement sets forth the entire agreement between the parties hereto, supersedes all prior communications and understandings of any nature and may not be amended, supplemented or altered except in a writing signed by both parties hereto.

(c)       The Borrower agrees to reimburse the Bank in full on demand, whenever an Event of Default has occurred, for all reasonable costs, expenses and charges including reasonable attorneys’ fees incurred by the Bank during or as a result of such Event of Default, or incurred by the Bank in enforcing its rights and remedies under this Agreement or in accordance with applicable law provided that the Bank previously delivers to the Borrower information relating to such costs, expenses and/or charges.

(d)       This Agreement shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower may not delegate any obligations hereunder without the prior written consent of the Bank.  The Bank may at any time, without consent from the Borrower, assign or otherwise transfer or sell participations in this Agreement or any of its rights with respect thereto to any third party, including, but not limited, to any Federal Reserve Bank or to any banks, financial institutions or any affiliates of the Bank (including, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by the Bank or an affiliate of the Bank).  If the Bank decides to assign or otherwise transfer any of its rights with respect to this Agreement to any third party that is not an affiliate of the Bank, the Borrower shall have the right to prepay the Loan under the conditions set forth in Section 3(d) hereto, by delivering a notice of voluntary prepayment within five Banking Days’ after receiving the relevant notification of assignment from the Bank.

(e)       The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower pursuant to this Agreement which is identified by the Borrower as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (A) to any subsidiaries or affiliates of the Bank, (B) to the extent required by statute, rule, regulation or judicial process, (C) to counsel for the Bank, (D) to bank examiners, auditors or accountants, (E) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (F) to any actual or prospective assignee or participant, or (G) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; provided, further, that in no event shall the Bank be obligated or required to return any materials furnished by the Borrower.

(f)       Any suit, action or proceeding against the Borrower with respect to this Agreement or on any judgment entered by any court in respect thereof may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York or in the courts of Brazil, as the Bank may elect in its sole discretion, and the Borrower submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding or judgment.  The Borrower hereby waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in such courts, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The Borrower irrevocably appoints Telecom Italia Sparkle of North America, Inc. with offices at 1 William Street, 3rd Floor, New York, NY 10004, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding, and agrees that the failure of such agent to give any notice of any such process or summons to the Borrower shall not impair or affect the validity of such service or of any judgment based thereon.  So long as the Borrower has any obligation under this Agreement, it will maintain a duly appointed agent in New York City for the service of such process or summons.

(g)       TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(h)       This Agreement shall be governed by and interpreted and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws.  For purposes solely of article 9 of Brazilian Decree-Law No. 4.657 dated September 4, 1942, the transactions contemplated hereby have been proposed to the Borrower by the Bank.  For any purposes hereof, including, but not limited to, the enforcement, collection and payment of the Loan in Brazil, in the Bank’s sole discretion, the parties hereto agree that (i) the Loan shall be deemed as an enforceable out- of-court debt instrument (título executivo extra-judicial), pursuant to Section 784, II, of the Brazilian Civil Procedure Code (Law 13,105/2015); (ii) all amounts (including, without limitation, the principal, interests, expenses and Taxes) owed by the Borrower herein shall be deemed as a net and certain debt (dívida liquida e certa) to the extent that the Bank is required to enforce, collect or defend them before any Brazilian Courts and authorities against the Borrower.  The Borrower further acknowledges and consents that any discussion or enforcement and collection of the Loan and related amounts in Brazil shall be made through an expedited enforcement claim (ação de execução) or any other means elected by the Bank, at its sole discretion; and (iii) in accordance with Section 784, § 3rd, of the Brazilian Civil Procedure Code (Law 13,105/2015), this Agreement complies with all the requirements of, and contains all the formalities of, the place where it has been executed.  The Borrower agrees that any evidence of payment of the principal amount due under this Agreement in the amount set forth herein, shall constitute valid and sufficient evidence of the validity and enforceability of this Agreement before any Brazilian Courts, as the case may be.  Finally, the Borrower agrees that the Bank shall be waived of any requirement to present any bonds or security, including, but not limited to, the one set forth in Article 835 of the Brazilian Civil Code or any other similar law, for the discussion or enforcement of this Agreement and/or the Loan before any Brazilian Courts, it being agreed that the Borrower hereby expressly waives any right to request the Bank to post any bond required to initiate or file lawsuits against the Borrower in any jurisdiction.

(i)        To the extent that the Borrower may now or hereafter be entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to this Agreement, to claim for itself or its revenues or properties any immunity from the jurisdiction of any court or from legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the extent that in any such jurisdiction there may be attributed to the Borrower any such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim, and hereby waives, such immunity in respect of its obligations under this Agreement.

(j)        Each reference in this Agreement to Euros is of the essence.  The obligation of the Borrower in respect of any amount due under the Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in Euros that the Bank may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Banking Day immediately following the day on which the Bank receives such payment.  If the amount in Euros that may be so purchased for any reasons falls short of the amount originally due, the Borrower shall pay such additional amounts, in Euros, as may be necessary to compensate for such a shortfall.  Any obligation of the Borrower not discharged by such payment shall be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

(k)       The Borrower acknowledges that the Bank may have and may in the future have investment and commercial banking, trust and other relationships with other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.  The Borrower acknowledges that the Bank may perform its functions in connection with such fiduciary or other relationships without regard to its relationship with the Borrower hereunder.  The Bank will not use confidential information obtained from Borrower by virtue of the transactions contemplated by this Agreement or its other relationships with the Borrower in connection with the performance by the Bank of services for other companies, and the Bank will not furnish any such information to other companies.  The Borrower also acknowledges that the Bank has no obligation to use in connection with the transactions contemplated by this Agreement, or to furnish to the Borrower, confidential information obtained from other companies.

(l)        The Borrower hereby agrees to indemnify, protect, save and keep harmless the Bank, its officers, directors, shareholders, employees, affiliates, successors, assigns, agents and servants (each, an “Indemnified Party”) from and against, and to pay to the Bank promptly upon demand the amount of, any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any Indemnified Party in any way relating to or arising out of this Agreement or any action taken or omitted by such Indemnified Party under this Agreement, provided, however, that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnified Party’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.

(m)      All payments made under this Agreement shall be made in Euros (the “Agreement Currency”), and, if for any reason any payment made hereunder is made in a currency (the “Other Currency”) other than the applicable Agreement Currency, then to the extent that the payment actually received by the Bank, when converted into the applicable Agreement Currency at the Rate of Exchange (as defined below) on the date of payment (or, if conversion on such date is not practicable, as soon thereafter as it is practicable for the Bank to purchase the applicable Agreement Currency) falls short of the amount due under the terms of this Agreement or any Loan Document, the Borrower shall, as a separate and independent obligation of the Borrower, indemnify the Bank and hold the Bank harmless from and against the amount of such shortfall.  As used in this Section, the term “Rate of Exchange” means the rate at which the Bank is able on the relevant date to purchase the applicable Agreement Currency with the Other Currency and shall include any premiums and costs of exchange payable in connection with the purchase of or conversion into, the applicable Agreement Currency.

(n)       The Bank hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, the Bank is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Bank, provide all documentation and other information that the Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(o)       The agreements in this Section 12 shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other obligations and liabilities of the Borrower under this Agreement.

Please indicate your acceptance of the Commitment on the foregoing terms and conditions by returning an executed copy of this Agreement to the undersigned not later than February 7, 2020.

BANK OF AMERICA, N.A.
By:	/s/ Fernando Mattos
Name: Fernando Mattos
Title: Director

Accepted and agreed to as of the date first written above:

TIM S.A.
By:	/s/ Adrian Calaza
Name: Adrian Calaza
Title: Chief Financial Officer TIM S.A.

By:	/s/ Glaucia Crahim
Name: Glaucia Crahim
Title: TIM-Finance

WITNESSES:
/s/ Marco Moura	/s/ Gisele Moreira Alves De Souza
Name: Marco Moura	Name: Gisele Moreira Alves De Souza
Id.: TIM-Finance	Id.:

EXHIBIT A

FORM OF BRAZILIAN PROMISSORY NOTE

NOTA PROMISSÓRIA

Valor: €89.473.684,21 (oitenta e nove milhões, quatrocentos e setenta e três mil, seiscentos e oitenta e quatro euros e vinte e um centavos)

Vencimento: à vista

Praça de Pagamento: São Paulo, Estado de São Paulo, Brasil

No dia do vencimento acima indicado, pagaremos por esta única via de NOTA PROMISSÓRIA, de forma irrevogável e incondicional, ao Bank of America, N.A., ou à ordem, a quantia em Reais equivalente a Valor: €89.473.684,21 (oitenta e nove milhões, quatrocentos e setenta e três mil, seiscentos e oitenta e quatro euros e vinte e um centavos), apurada pela taxa média de venda de euros no mercado de câmbio, divulgada pelo Banco Central do Brasil, em sua página na internet, taxa essa referente ao dia útil imediatamente anterior ao do efetivo pagamento deste título, ou qualquer outra taxa de cambio que venha, por medida do Banco Central do Brasil, a substituir a referida taxa de câmbio.

A emitente expressamente concorda que a apresentação para pagamento à vista desta nota promissória poderá ser feita até 18 de agosto de 2022, de acordo com o estabelecido no Decreto n° 57.663/66 e Código Civil.

Esta nota promissória será regida e constituída de acordo com as leis da República Federativa do Brasil. O pagamento desta nota promissória deverá ser feito na Comarca da Cidade de São Paulo, Estado de São Paulo, Brasil. Fica eleito como foro competente a Comarca da Cidade de São Paulo, Estado de São Paulo, Brasil.

Lugar e Data: São Paulo, 07 de fevereiro de 2020.

EMITENTE: TIM S.A.

CNPJ/MF: 02.421.421/0001-11

Endereço: Rua Fonseca Teles, 18-30, Rio de Janeiro/RJ, 20940-200

Nome:	Nome:
Cargo:	Cargo: